Exhibit 3.19

SECOND AMENDED AND RESTATED CERTIFICATE OF FORMATION

OF

SUN PHARMACEUTICALS, LLC

Sun Pharmaceuticals, LLC was originally formed on September 15, 2008 as Sun Pharm, LLC and this Certificate was duly executed in accordance with Section 18-208 of the Delaware Limited Liability Company Act.

The Certificate of Formation of Sun Pharmaceuticals, LLC is hereby amended and restated as follows:

FIRST: The name of the limited liability company (hereinafter called the “limited liability company”) is Sun Pharmaceuticals, LLC.

SECOND: The address of the registered office and the name and the address of the registered agent of the limited liability company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act are The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Formation on December 15, 2011.

/s/ Mark S. LaVigne
Mark S. LaVigne, Vice President and Secretary